EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 28, 2006, relating to the consolidated financial statements and financial statement schedule of CardioDynamics International Corporation for the year ended November 30, 2005, and management’s report on the effectiveness of internal control over financial reporting as of November 30, 2005, appearing in the Annual Report on Form 10-K of CardioDynamics International Corporation for the year ended November 30, 2005 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/    Mayer Hoffman McCann P.C.

San Diego, California

May 18, 2006